Exhibit 99.2

Q:	Your experience in banking spans more than 21 years, how will your extensive background contribute to your new role as President for the California Independent Bankers?	Q:	You have become one of the industry’s rising stars, transforming a troubled bank into a growing competitor in the market with more than $660 million in assets, what do you attribute your success to?
A:

          I have witnessed first hand a number of changes in the industry over the past 20 plus years. The amazing thing is that the basics that make banks successful remain unchanged -- serving the needs of local business owners and consumers. The way in which we service our customers has certainly evolved given the impact of technology on our business and the increasing burden of regulations and laws. As President, I am looking forward to the opportunity to learn from some of the brightest bankers in our country and working closely with the CIB and ICBA staff to further strengthen the value of community banking. It is vital for bankers to have a unique forum such as CIB, which plays a critical role legislatively by promoting community bank policy and preserving the unique nature of our banks.

A:

          The success that I have been so fortunate to enjoy stems from one fundamental factor, and it has little to do with me. It is because of the people I work with every day. I have always believed in hiring people who are smarter than you and giving them the authority and responsibility to implement your vision. how smart they will make you appear. Over the years I have been lucky to recruit tremendously bright and hard working managers, they in turn have shared my passion for building teams that believe in our direction. By not settling for mediocrity in any area of the Bank, we have been able to build a successful franchise that is really just in its infancy.

Q:	You say the CIB is a unique bank trade association, what do you mean?	Q:	What challenges do you anticipate community banking will face in 2006? How is your bank dealing with these issues?
A:

          The CIB is a very unique bank trade association in 2 specific ways. First, because all its members are community banks, it can pursue strong, united and pure community bank goals without having to cater to ILCs or mega-banks. It is easier for us to develop a policy consensus than other associations.
          Secondly, we are part and parcel of the ICBA. Our members get two trade associations for the price of one simple dues. This leads to many efficiencies (we are not reinventing the wheel at both the state and national levels) and we are more politically effective in Sacramento and Washington D.C. because we speak with one unified voice.
          2006 presents many challenges both within and outside our trade association. Change is inevitable. We must see that it is beneficial. I look forward to applying my experience and know-how in meeting these challenges.

A:

          Key issues this year include reducing regulatory burden; deposit insurance reform; relief from the onerous provisions of SOX on our public companies; the fight against commerce and banking; and regulatory reform of the GSEs. We anticipate a very challenging interest rate environment. As with most community banks, we at Pacific Premier are focused on doing the basics -- providing excellent customer service, building relationships with business owners in our communities and continuing to recruit talented people to join our organization.

		Q:	What are your favorite aspects of community banking and what keeps your interest fresh?
A:

          Building organizations and working with outstanding people. I also enjoy learning about the various businesses that we service and seeing first-hand how people have achieved the American dream through entrepreneurship and hard work.

California Independent Bankers

•          We welcomed 11 new members to our trade association and strengthened our growth rate by 11.4 percent. By strengthening our membership numbers, we ensure a more powerful, unified voice in Sacramento and Washington, D.C.

•          To address the needs of the booming denovo environment in California, more than 60 in 2005, CIB hosted an in-depth denovo information session for inorganization and denovo banks to discuss the challenges of entering the industry, led by denovo expert Steve Andrews, Bank of Alameda President/CEO.

•          CIB also initiated a forum for large community banks experiencing growth and assets of 1 billion or more. The “Large Community Bank Panel” allowed panelists, led by Mechanics Bank President/CEO Steve Buster, to openly share their experiences, pitfalls and triumphs.

•          In 2005, CIB met with 27 federal legislators, including 5 members of the House Financial Services Committee, 3 members of the Senate Finance Committee, Chair of the House Rules Committee David Drier, Chair of the House Ways and Means Committee Bill Thomas, Senator Debbie Stabenow (who sits on the Senate Banking Committee), Senator Charles Schumer and Senate Minority Whip Richard Durbin.

•          In the spring of 2005, CIB Executive Director Craig Hudson lobbied for community bank policy on the federal level in Washington D.C. for six weeks. Hudson met with numerous federal legislators on bankruptcy, GSE reform, increasing FDIC insurance coverage, industrial loan company issues, credit unions and ICBA’s own legislation, the Communities First Act.

•          In May, a delegation of California Bankers led by CIB President and Mechanics Bank President and CEO Steve Buster, lobbied for independent bank legislation in Washington, D.C., meeting with prominent lawmakers and national regulators.

•          We lobbied for community banks on the local and national level:

-          CIB successfully derailed a bill mixing commerce and banking and permitting WalMart to establish an industrial loan company for this legislative

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California Independent Bankers

session. In 2002, CIB supported Assembly Banking Committee Chair Lou Papan sponsored legislation to keep WalMart out of banking by changing CA law to prohibit any future commercial firms from owning an industrial loan company.

            This year, the forces who want to mix banking and commerce - ILCs and WalMart- promoted a bill to undo our historic legislation of 2002. It was a surprise attack of “gut and amend” in the last legislative days of the session. CIB took the lead in establishing a coalition of opposition which included community banks, labor and consumer groups. The bill was tabled, but we expect a renewed fight in 2006.

-           GSE Reform – The Federal Home Loan Banks are especially important to community banks as they are important sources of liquidity. CIB maintains a close relationship with the FHLBs, Fannie Mae and Freddie Mac in efforts to preserve their structures.

-           The Communities First Act – The “Communities First Act” provides targeted regulatory and tax relief for community banks and their customers and frees-up resources to be used for community lending and other worthwhile purposes. CIB has added the support of three California Representatives as cosponsors.

-           Municipal Deposit Reform – Increasing the share of municipal deposits is often stymied by hefty collateralization requirements. In response, CIB initiated a dialogue with the California Commissioner of banking, the CA Attorney General and the Assembly Banking Committee with the goal of having ICBA-endorsed product, CDars, recognized as a legitimate vehicle for municipal deposit collateralization. We expect pro-CDars legislation to be introduced in early 2006.

•          The CIB 15th Annual Retreat held at the luxurious Montage Resort and Spa in Laguna Beach reached record attendance, bringing together community bankers from all over California and the western states for top-notch educational seminars and networking functions.

•          The CIB Meet the Regional Regulators Forum reached record attendance, doubling previous years’ attendance. The forum allows regulators and bankers to speak comfortably and candidly about the challenges of examination and regulation in a nonconfrontational environment.

•          With your help, CIBPAC raised more than $10,000 at the 2005 CIBPAC silent auction held at the CIB 15th Annual Retreat. CIBPAC funds are used solely for policies, initiatives and legislation promoting or defending independent community banking.

Thank you for a great job, Steve Buster.
Steve now becomes the CIB Chairman in 2006 and will assist in the development of CIB’s three-year strategic plan.

Tim Kubli
Rick Loupe
Kevin McGuire
Poppi Metaxas
Scott Montgomery
Lynda Nahra
President	John Polen
Steven Gardner	Peter J. Raffetto
C. Fredrick Rowden
Chairman	Larry Sallinger
Steven K. Buster	Thomas R. Timmons
Stephen Wacknitz
Treasurer
William Lu	Staff
Craig L. Hudson
Board of Directors	Denyette DePierro
Bob Adkins	Lee Porcelli
Stephen Andrews	Caroline Prado
Charles T. Chrietzberg, Jr.	Zaira Miranda
William Elliott	500 Newport Center Dr.
Hal Giomi	Suite 960
Ernest Go	Newport Beach
Thomas T. Hawker	CA 92660
Chris Huang	www.cib.org
Frank Kiang	tel: (949) 644-2606
David Kaiser	fax: (949) 640-1041